CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectuses and Statement of
Additional Information constituting parts of this Post-Effective Amendment No. 100 to the registration statement on Form N-1A (the “Registration Statement”) of our report dated
January 15, 2014, relating to the financial statements and financial highlights appearing in the
November 30, 2013 Annual Report to Shareholders of Vanguard Wellington Fund, which report is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading “Financial Highlights” in the Prospectuses and under the headings “Financial Statements” and “Service Providers—Independent Registered Public
Accounting Firm” in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP
Philadelphia, PA
March 24, 2014